Exhibit 10.3

INVECH HOLDINGS, INC.

(A Nevada Corporation)
OTC Markets: IVHI

ACTION BY WRITTEN CONSENT OF THE SOLE DIRECTOR

IN LIEU OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS

Effective Date: August 3, 2026

RECITALS

WHEREAS, Alexander M. Woods-Leo serves as the sole Director, President, Chief Executive Officer, Secretary and Treasurer of Invech Holdings, Inc., a Nevada corporation (the “Company”), and is duly authorized to act by written consent in lieu of a formal board meeting pursuant to NRS 78.315;

WHEREAS, the Company owns a software-as-a-service (“SaaS”) real estate rental property management marketplace platform operated at the domain www.paragonrentals.ai, including the domain name, the associated logo, source code, code base, front end, back end, administrative panel, and all associated intellectual property and development assets (collectively, the “Paragon Assets”);

WHEREAS, the Company acquired the Paragon Assets on or about March 3, 2026 pursuant to an Asset Purchase Agreement, the purchase price for which was evidenced by a convertible promissory note issued by the Company to Andrew Chase Cochran; and pursuant to a Settlement Agreement dated June 1, 2026 between the Company and Mr. Cochran, the purchase price and the related note were reduced to $225,000 and settled in full by conversion into 5,000,000 shares of the Company’s Common Stock, and all other claims relating thereto were released (the “Cochran Settlement”), such that no note or other acquisition indebtedness relating to the Paragon Assets remains outstanding;

WHEREAS, the Company is in the process of transferring majority voting control to a new owner (the “Buyer”) through a stock purchase transaction currently in escrow (the “Control Transfer”), pursuant to which the Buyer is acquiring majority ownership and control of the Company’s corporate entity and is not acquiring, and does not expect to receive, any right, title, or interest in the Paragon Assets;

WHEREAS, Alexander M. Woods-Leo intends to continue the development and operation of the Paragon Assets under a separate entity, Paragon Rentals, Inc. (the “Assignee”); and

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WHEREAS, the Board has determined that the divestiture and assignment of the Paragon Assets to the Assignee at or prior to the closing of the Control Transfer, the obligations to Mr. Cochran arising from the acquisition of the Paragon Assets having been settled and released pursuant to the Cochran Settlement, is in the best interests of the Company and its shareholders and is consistent with the expectations of the transacting parties.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLUTIONS

1. Authorization of Assignment of Paragon Assets.

RESOLVED, that the Company is hereby authorized and directed to assign, transfer, and convey to Paragon Rentals, Inc., or its designee, all of the Company’s right, title, and interest in and to the Paragon Assets, including without limitation: (a) the domain name www.paragonrentals.ai and all related domains and subdomains; (b) all source code, object code, code base, front end, back end, and administrative panel comprising the platform; (c) the associated logo, trademarks, trade names, and branding; (d) all database schemas, data models, API specifications, and technical documentation; (e) all trade secrets, proprietary methodologies, and know-how; (f) all accounts, customer data, and contracts associated with the platform; and (g) all derivative works, improvements, and developments of the foregoing (collectively, the “Assigned Assets”);

2.  Cochran Obligation.

RESOLVED FURTHER, that the Board acknowledges that the convertible promissory note issued to Andrew Chase Cochran in connection with the acquisition of the Paragon Assets was settled in full and converted into 5,000,000 shares of the Company’s Common Stock pursuant to the Cochran Settlement, that no note or other obligation of the Company to Mr. Cochran in respect of the Paragon Assets remains outstanding, and that the Assigned Assets may accordingly be assigned to the Assignee free and clear of any associated acquisition indebtedness;

3.  Execution of Assignment Agreement.

RESOLVED FURTHER, that Alexander M. Woods-Leo, as President and sole Director of the Company, is hereby authorized and directed to execute, deliver, and perform an Asset Assignment Agreement (the “Assignment Agreement”) on behalf of the Company, assigning the Assigned Assets to the Assignee for nominal consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

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4.  Recordation and Further Actions.

RESOLVED FURTHER, that Alexander M. Woods-Leo is hereby authorized to execute and file any and all documents necessary to record and effectuate the assignment of the Assigned Assets, including but not limited to the transfer of domain name registrations, repository and administrative access, source code, and related credentials;

5.  Exclusion from Control Transfer.

RESOLVED FURTHER, that the Assigned Assets are hereby designated as an excluded asset in connection with the pending Control Transfer, and any stock purchase agreement, schedule of assets, or closing document related to the Control Transfer shall reflect that the Assigned Assets do not form part of the assets of the Company as of the effective date of closing;

6.  Ratification.

RESOLVED FURTHER, that all prior actions taken by Alexander M. Woods-Leo in connection with the Paragon Assets and the preparation of the Assigned Assets for transfer to the Assignee are hereby ratified, confirmed, and approved in all respects;

7.  General Authority.

RESOLVED FURTHER, that Alexander M. Woods-Leo is hereby authorized to take any and all further actions, execute any and all further documents, and do any and all things necessary, advisable, or appropriate to carry out the purposes and intent of these Resolutions.

8.  Effectiveness; Escrow.

RESOLVED FURTHER, that this Consent and the Asset Assignment Agreement authorized hereby are delivered into escrow in connection with the Control Transfer and shall become effective upon their release from escrow at the closing thereof, at which time the assignment of the Assigned Assets shall be effective simultaneously with such closing.

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This Action by Written Consent is executed effective as of the date first written above.

INVECH HOLDINGS, INC.
A Nevada Corporation

/s/ Alexander M. Woods-Leo

Alexander M. Woods-Leo, Sole Director & President

Date: August 3, 2026

* * * END OF RESOLUTION * * *

State of____________________

County of___________________

The foregoing instrument was acknowledged before me this ______ day of _________, 2026, by Alexander M. Woods-Leo, as Sole Director and President of Invech Holdings, Inc.

_______________________

Notary Public

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